APPROVED BY:	Rick Coté President and Chief Operating Officer 201-267-8000

CONTACT:	FD Leigh Parrish/Stephanie Rich 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER RESULTS

~ Net Sales Increased 23.4% to $89.9 Million from $72.8 Million Last Year ~

~ Operating Income of $1.6 Million vs. Operating Loss of $5.1 Million Last Year ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – June 2, 2011 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2011. The Company completed the closure of its boutiques on June 30, 2010 and results for the boutiques for all periods are reported as discontinued operations.  All financial results in this press release are for continuing operations unless otherwise stated.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our results for the first quarter of fiscal 2012 demonstrate that the strategic initiatives we have implemented are creating momentum for our brands in the marketplace. Our double-digit sales growth during the quarter was driven by a strong performance in Movado and licensed brands both domestically and internationally.  The continued excitement behind our Movado Bold product introduction has provided a strong catalyst for further growth of the Movado brand, while an emphasis on product innovation in our licensed brands has fueled their growth.  We have exciting product introductions and marketing programs in place for the balance of the year to help drive our performance.”

First Quarter Fiscal 2012

●	Net sales in the first quarter of fiscal 2012 increased 23.4% to $89.9 million compared to $72.8 million in the first quarter of fiscal 2011 driven by growth in every brand category.
●
Gross profit in the first quarter of fiscal 2012 was $48.6 million, or 54.1% of sales, compared to $38.5 million, or 52.9% of sales, in the first quarter last year. This increase is primarily the result of a shift in channel and product mix.

●	Operating expenses increased $3.4 million, or 7.8%, to $47.0 million compared to $43.6 million in the first quarter last year.

●	Operating income increased to $1.6 million in the first quarter of fiscal 2012 compared to operating loss of $5.1 million in the same period last year.
●
The Company recorded a tax provision in the first quarter of fiscal 2012 of $0.7 million, which equates to an effective tax rate of 58.3%.  The effective tax rate for the quarter is impacted by the application of guidelines related to accounting for income taxes in interim periods.

●
On a GAAP basis, income from continuing operations was $0.5 million, or $0.02 per diluted share, in the first quarter of fiscal 2012 compared to loss from continuing operations of $6.4 million, or $0.26 per diluted share, in the first quarter of fiscal 2011.

●
Excluding a tax provision with a non-cash deferred tax expense of $2.5 million, or $0.10 per diluted share, recorded in the first quarter of the prior year, adjusted loss from continuing operations for the first quarter of the prior year was $4.0 million, or $0.16 per diluted share (see attached table for reconciliation of GAAP to non-GAAP measures). The first quarter of fiscal 2012 did not include any special items.

●
Net income for the first quarter of fiscal 2012 was $0.5 million, or $0.02 per diluted share, compared to net loss for the first quarter of fiscal 2011 of $12.4 million, or $0.50 per diluted share, including the results of discontinued operations of $6.0 million, or $0.24 per diluted share.

●	EBITDA in the first quarter of fiscal 2012 increased to $4.5 million compared to EBITDA loss of $1.6 million in the first quarter of fiscal 2011.

Rick Coté, President and Chief Operating Officer, stated, “We are pleased to have begun the year with such strong results and positive trends in our business. We grew sales by 23.4% on top of a double-digit increase in the prior year and we achieved EBITDA of $4.5 million. As we continue to grow the business, our prudent expense control and solid infrastructure enabled us to leverage expenses during the quarter while also continuing to invest in our brands. At the same time, we maintained a strong balance sheet with more than $109 million of cash and cash equivalents and no debt. Through the execution of our Movado brand strategy, we believe that we have strengthened our core brand across both existing and new consumer segments. We are encouraged by our performance during the quarter and believe that we are well positioned to achieve our financial expectations for the year.”

Fiscal 2012 Guidance

The Company also reiterated its prior guidance for fiscal 2012 and continues to anticipate that EBITDA will range between $31.5 million and $33.5 million in fiscal 2012. The Company continues to anticipate net income in the range of $15.0 million to $16.5 million, or $0.60 to $0.65 per diluted share, with a tax rate that is expected to range between 10% and 15%.  This guidance continues to be predicated on an 11% to 13% sales increase for the year.  The Company’s guidance still assumes no unusual charges for fiscal 2012.

Quarterly Dividend

The Company also announced that on June 1, 2011 the board of directors approved the payment on June 27, 2011 of a cash dividend in the amount of $0.03 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 13, 2011.

Conference Call

The Company’s management will host a conference call today, June 2nd at 10:00 a.m. Eastern Time.  A live broadcast of the call will be available on the Company’s website:  www.movadogroup.com.  This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted income/(loss), which is income/(loss) under GAAP, adjusted to eliminate a non-cash charge due to recording valuation allowances on certain of the Company's deferred tax assets. The Company believes that adjusted income/(loss) is a performance measure that is useful to investors because it eliminates the effect of items that the Company believes are not characteristic of its ongoing business. Furthermore, EBITDA is useful as a performance measure to investors, since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement its brand strategies, the ability of the Company’s brand strategies to improve its net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
 Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2011	2010 (1)
Continuing Operations:
Net sales	$89,854	$72,804

Cost of sales	41,231	34,306

Gross profit	48,623	38,498

Selling, general and administrative expenses	47,043	43,641

Operating income / (loss)	1,580	(5,143)

Interest expense	(383)	(672)
Interest income	29	27

Income / (loss) from continuing operations before income taxes	1,226	(5,788)

Provision for income taxes	715	417

Income / (loss) from continuing operations	511	(6,205)

Discontinued Operations:
Loss from discontinued operations, net of tax	-	(5,972)

Net income / (loss)	511	(12,177)

Less: income attributed to noncontrolling interests	20	222

Net income / (loss) attributed to Movado Group, Inc.	$491	$(12,399)

Income / (loss) attributable to Movado Group, Inc.:
Income / (loss) from continuing operations, net of tax	$491	$(6,427)
Loss from discontinued operations, net of tax	-	(5,972)
Net income / (loss)	$491	$(12,399)

Per Share Information:
Income / (loss) from continuing operations attributed to Movado Group Inc.	$0.02	$(0.26)
Loss from discontinued operations	$0.00	$(0.24)
Net income / (loss) attributed to Movado Group, Inc.	$0.02	$(0.50)

Weighted diluted average shares outstanding	25,078	24,670

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The  comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

MOVADO GROUP, INC.
Reconciliation tables
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2011	2010 (1)
Continuing Operations:
Operating income / (loss) (GAAP)	$1,580	$(5,143)
Depreciation and amortization	2,943	3,521
EBITDA (non-GAAP)	$4,523	$(1,622)

	Three Months Ended
	April 30,

	2011	2010 (1)
Continuing Operations:
Income / (loss) attributed to Movado Group, Inc. (GAAP)	$491	$(6,427)
Tax adjustments (2)	-	2,472
Adjusted income / (loss) attributed to Movado Group, Inc. (non-GAAP)	$491	$(3,955)

Adjusted income / (loss) per share (non-GAAP)	$0.02	$(0.16)
Weighted diluted average shares outstanding	25,078	24,670

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

(2)	Actual taxes in prior period reflect a non-cash charge to record valuation allowances on certain of the Company's net deferred tax assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2011	2011 (1)	2010 (1)
ASSETS

Cash and cash equivalents	$109,256	$103,016	$62,020
Trade receivables, net	60,610	59,768	59,228
Inventories	185,885	181,265	206,911
Other current assets	35,222	30,444	39,945
Total current assets	390,973	374,493	368,104

Property, plant and equipment, net	37,642	38,525	41,764
Deferred income taxes	8,282	8,317	12,561
Other non-current assets	23,120	22,522	30,348
Total assets	$460,017	$443,857	$452,777

LIABILITIES AND EQUITY

Accounts payable	$21,168	$21,487	$18,759
Accrued liabilities	38,731	39,734	35,621
Deferred and current income taxes payable	410	1,328	523
Total current liabilities	60,309	62,549	54,903

Long-term debt	-	-	10,000
Deferred and non-current income taxes payable	7,174	6,960	7,944
Other non-current liabilities	18,618	17,869	22,668
Noncontrolling interests	2,455	2,280	2,005
Shareholders' equity	371,461	354,199	355,257
Total liabilities and equity	$460,017	$443,857	$452,777

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

CONDENSED STATEMENTS OF CASHFLOW
(in thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2011	2010
Cash flows provided by / (used in) operating activities:
Income /(loss) from continuing operations	$511	$(6,205)
Depreciation and amortization	2,943	3,521
Other non-cash adjustments	539	460
Changes in working capital	(657)	(293)
Changes in non-current assets and liabilities	268	(1,030)
Cash provided by / (used in) continuing operating activities	3,604	(3,547)
Cash used in discontinued operating activities	(19)	(2,328)
Net cash provided by / (used in) operating activities	3,585	(5,875)

Cash flows used in investing activities from continuing operations:
Capital expenditures	(1,622)	(1,480)
Trademarks	(24)	(158)
Net cash used in investing activities	(1,646)	(1,638)

Cash flows (used in) / provided by financing activities:
Dividends Paid	(746)	-
Other Financing	(71)	302
Cash (used in) / provided by financing activities	(817)	302

Effect of exchange rate changes on cash	5,118	(1,744)
Net change in cash	6,240	(8,955)
Cash and cash equivalents at beginning of period	103,016	70,975

Cash and cash equivalent at end of period	$109,256	$62,020